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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of October 1, 1998, between Educational Video Conferencing, Inc., a Delaware corporation ("EVC"), and Wallace J. Caven ("Employee").

         In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.   Employment; Duties.

              EVC hereby employs Employee as its Vice President / Director of Distance Learning. Employee agrees to perform and discharge such duties and responsibilities as are prescribed from time-to-time by EVC's Chief Executive Officer or President and as are appropriate for distance learning managers of corporations with the financial, personnel and other resources that are similar to that of EVC. Employee shall devote his full business time to, and shall use his best efforts in, the performance of such duties and responsibilities.

         2.   Compensation.

              For his services pursuant to this Agreement, EVC will pay Employee a salary at the annual rate of $70,000 ("Salary"). The salary may be increased and bonuses may be awarded from time-to-time to Employees as the Board determines in its sole discretion.

         3. Employment Term. The term of Employee's employment (the "Employment Term") will commence as of the date first written above and, unless sooner terminated as provided in Section 5, will end on December 31, 2001.

         4.   Benefits, Payments and Withholding.

              4.1 Employee will be entitled to vacation, holidays and sick days in accordance with EVC's policy, during which Employee will be entitled to the full compensation and Benefits (as defined in Section 4.2) otherwise payable hereunder.

              4.2 Employee may participate, on the same basis and subject to the same qualifications as other personnel of EVC, in any pension, profit sharing, life insurance, health insurance, hospitalization, dental, drug prescription, disability, accidental death or dismemberment and other benefit plans and policies EVC provides with respect to its personnel (collectively, the "Benefits").

              4.3 EVC will pay or promptly reimburse Employee, in accordance with EVC's normal policies and procedures for its personnel, for all allowances and expenses provided for

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hereunder and for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder.

              4.4 EVC will pay the Salary at the semimonthly rate of $2,917 and may withhold from the Salary, the Benefits and any other compensation provided to Employee hereunder, all Federal, state and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law.

         5.   Termination and Severance Benefits.

              5.1 Termination by EVC and Resignation by Employee. EVC's Chief Executive Officer or President may terminate Employee's employment with EVC, with or without Cause (as defined in Section 5.5). Termination with Cause shall be effective immediately and termination without Cause shall be effective upon 30 days prior written notice to Employee. Employee may voluntarily resign his employment with EVC, with Good Reason (as defined in Section 5.5), upon 30 days prior written notice to EVC.

              5.2 Compensation Upon Termination Without Cause or Upon Resignation with Good Reason. If EVC's Chief Executive Officer or President terminates Employee's employment hereunder for any reason other than Cause or Employee's death or Permanent Disability (as defined in Section 5.5), or if Employee voluntarily resigns his employment with EVC with Good Reason (the effective date of the first to occur of such termination or his resignation being the "Termination Date"), then (a) Employee shall be entitled to receive
(i) the Salary and Benefits accrued prior to the Termination Date and (ii) payment or reimbursement of any expenses, provided for under Section 4.3, that were incurred by Employee prior to the Termination Date and (b) after the Termination Date, EVC will also continue to pay the Salary, in equal semimonthly payments, to Employee for the lesser of the unexpired portion of the Employment Term and three months after the Termination Date. Employee shall be under no duty to seek other employment following termination but any amounts earned by him in connection with such other employment shall reduce and offset the amounts otherwise owing hereunder.

              5.3 Compensation Upon Resignation Without Good Reason or Upon Termination for Cause. If Employee breaches this Agreement by voluntarily resigning his employment with EVC without Good Reason or Employee's employment is terminated by EVC's Chief Executive Officer or President for Cause, then Employee shall only be entitled to receive, except as otherwise required by law, the Salary and Benefits accrued prior to the effective date of the first to occur of his resignation or such termination, and reimbursement of any expenses, provided for under Section 4.3, that were incurred by Employee prior to the effective date of his resignation or such termination of his employment. Nothing in this Section 5.3 shall create any implication that EVC is waiving any remedy EVC may have for breach by Employee of this Agreement.

              5.4 Compensation Upon Death or Permanent Disability. If Employee dies or suffers a Permanent Disability, then EVC will (i) promptly pay Employee or his estate, in one lump sum, three months' Salary and (ii) continue for Employee's spouse and dependent children

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(if Employee has died) and for Employee and his spouse and dependent children
(if Employee suffers a Permanent Disability), all of the Benefits that they were receiving at the time of his death or Permanent Disability, for six months after Employee's death or Permanent Disability.

              5.5 Definitions.

              "Cause." For purposes of this Agreement, EVC shall have "Cause" to terminate the Employment Term upon (i) the determination by EVC's Chief Executive Officer or President, in either of their sole discretions, that Employee has not been performing his duties hereunder in an appropriate or sufficiently competent manner (other than as a result of his incapacity due to physical or mental incapacity) or (ii) Employee's conviction of a felony.

              "Good Reason" means (i) a breach by EVC of any of its material agreements contained herein and the continuation of such breach for ten business days after notice thereof is given to EVC.

              "Permanent Disability" means the inability of Employee to perform his duties hereunder as a result of any physical or mental incapacity for 30 consecutive days or 60 days during any twelve month period, as determined by the Board.

         6.   Covenants Not to Compete.

              6.1 Employee agrees that for 18 months following termination of his employment with EVC he will not, without its prior written approval, engage in any business activities in any jurisdiction from or to which EVC is delivering courses or programs or where EVC is conducting any other business activities that are competitive with any of the business activities then being conducted by EVC; provided however, Employee may seek and accept employment by a Corporation or other entity as a trainer of the employee of such entity ("Entity Employees") on how to train other Entity Employees to teach, or train other Entity Employees to teach, using video conferencing systems.

              6.2 During the 18 months following termination of his employment with EVC, Employee shall not, directly or indirectly, hire any employee of EVC, or solicit or induce, or authorize any other person, to solicit or induce, any employee of EVC to leave such employ during the period of such employee's employment with EVC or within six-months following such employee's termination of employment with EVC.

              6.3 Sections 6.1 and 6.2 shall not apply to a termination of Employee's employment pursuant to Section 5.2.

         7. Covenant Regarding Confidentiality. All confidential information about the business and affairs of EVC (including, without limitation, its secrets and information about its services, methods, business plans, technology and advertising programs and plans) constitutes "EVC Confidential Information." Employee acknowledges that he will have access to, and knowledge of, EVC Confidential Information, and that improper use or disclosure of EVC Confidential Information by Employee, whether during or after the termination of his employment by EVC, could cause serious injury to the business of EVC. Accordingly, Employee agrees that he will forever keep secret and inviolate all EVC Confidential Information which has or shall come into

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his possession, and that he will not use the same for his own private benefit or directly or indirectly for the benefit of others, and that he will not discuss EVC Confidential Information with any other person or organization, all for so long as EVC Confidential Information is not generally known by, or accessible to, the public.

         8.   General.

              8.1 This Agreement will be construed, interpreted and governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

              8.2 The provisions set forth in Sections 6 and 7 shall survive termination of this Agreement. All reference to EVC in Sections 6 and 7 include EVC's subsidiaries and other affiliates, if any.

              8.3 This Agreement will extend to and be binding upon Employee, his legal representatives, heirs and distributees, and upon EVC, its successors and assigns regardless of any change in the business structure of EVC, be it through spinoffs merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and, as such, Employee may not assign any of his duties or obligations hereunder.

              8.4 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of the provisions of this Agreement will be valid unless in writing and signed by both parties. Any and all prior agreements between the parties written or oral relating to Employee's employment by EVC are of no further force or effect.

              8.5 The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. If any provision of this Agreement is unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction.

              8.6 All notices pursuant to this Agreement shall be in writing and delivered personally receipt acknowledged (which shall include Federal Express, Express Mail or similar service) or sent by certified mail, return receipt requested, addressed to the parties hereto and shall be deemed given upon receipt, if delivered personally, and three days after mailing, if mailed, unless received earlier. Notices shall be addressed and sent to EVC at its principal executive office and to executive at this home address as it appears in EVC's personnel records.

              8.7 The parties agree that, in the event of any breach or violation of this Agreement, such breach of violation will result in immediate and irreparable injury and harm to the innocent party, who shall be entitled to the remedies of injunction and specific performance or either of such remedies, if available, as well as all other legal or equitable remedies, if available, plus reasonable attorneys fees and costs incurred in obtaining any such relief.

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              8.8 The Section headings contained in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

              8.9 This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

         IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

                                EDUCATIONAL VIDEO CONFERENCING, INC.



                                By: /s/ Arol I. Buntzman
                                    ---------------------------------------
                                Name:  Arol I. Buntzman
                                Title: Chairman and Chief Executive Officer


                                /s/ Wallace J. Caven
                                -------------------------------------------
                                Wallace J. Caven

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